Exhibit 99.1

Rosetta Stone Inc. CEO Announces Transition Plan

•                  Tom Adams announces plan to transition from President and Chief Executive Officer to Chairman of Rosettta Stone’s Board of Directors

•                  Search has commenced for Adams’ successor as President and Chief Executive Officer

ARLINGTON, VA — October 13, 2011 — Rosetta Stone Inc. (NYSE:RST), a leading provider of technology-based language-learning solutions, today announced that Tom Adams has proposed, and the Board of Directors has accepted, a plan to transition from his position as President and Chief Executive Officer of Rosetta Stone to Chairman of the Board of Directors, upon identifying a suitable successor. Tom Adams plans to remain in his position until a new CEO is named, at which time the Board of Directors plans to elect Adams as non-executive Chairman.

“While I am very proud of Rosetta Stone’s tremendous accomplishments over the last nine years I believe that even greater opportunities lie ahead as we endeavor to extend our leadership in international markets, and as the company evolves from the CD-ROM based desktop software model to digital services, combining effective self-study with live online conversational coaching in a multi-device platform,” said Tom Adams, president and chief executive officer of Rosetta Stone.  “I look forward to assisting with the search for my successor and to the further development and execution of the Company’s strategy as Chairman of the Board. While we conduct the search to find my successor, my management team and I will continue to work hard to make progress against our strategic objectives.”

“We’re pleased that Tom will succeed me as Chairman, building on his extraordinary contributions to Rosetta Stone,” said Laurence Franklin, outgoing Chairman of the Board of Directors of Rosetta Stone.  “During Tom’s tenure as CEO, Rosetta Stone’s revenue grew more than twenty-five-fold from $10 million in 2002 to $259 million in 2010.  During this period, Rosetta Stone firmly established itself as the global innovation leader in language learning by leveraging technology to deliver better learner results. We look forward to Tom’s continued guidance and direction as Chairman of our Board of Directors after his successor is named, and I look forward to continuing to work with Tom as a fellow board member.”

Rosetta Stone has engaged Champion Scott Partners, an executive search firm, to actively conduct a search for a new CEO.

About Rosetta Stone

Rosetta Stone Inc. is changing the way the world learns languages. Rosetta Stone provides interactive solutions that are acclaimed for the speed and power to unlock the natural language-learning ability in everyone. Available in more than 30 languages, Rosetta Stone language-learning solutions are used by schools, organizations and millions of individuals in over 150 countries throughout the world. The company was founded in 1992 on the core beliefs that learning a language should be natural and instinctive and that interactive technology can replicate and activate the immersion method powerfully for learners of any age. The company is based in Arlington, Va., with international offices in the Brazil, Germany, Korea, Japan and the United Kingdom. For more information, visit www.RosettaStone.com.

“Rosetta Stone,” “TOTALe,” “ReFLEX” and other names used herein are registered trademarks or trademarks of Rosetta Stone Ltd. in the United States and other countries.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements, including statements concerning our identification of a successor CEO, Mr. Adams’ election to serve as non-executive Chairman following the naming of a new CEO, our future opportunities in international markets, the evolution of our products and services, and our expected future business and  performance.  These forward-looking statements may be identified by words such as “believe,” “endeavor,” “continue,” “evolve,” “plan,” and “will.”  These forward-looking statements reflect the company’s current views with respect to future events and are subject to certain risks, uncertainties, and assumptions.  A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including difficulties in identifying and designating a suitable successor to Mr. Adams to serve as president and CEO; demand for language learning software; the advantages of our products, technology, brand and business model as compared to others; our ability to maintain effective internal controls or to remediate material weaknesses; our cash needs and expectations regarding cash flow from operations; our product development plans; the impact of our Version 4 TOTALe and ReFLEX products on our industry; the appeal and efficacy of Version 4 TOTALe and ReFLEX; our expectations regarding capturing lifetime value and a broader range of market segments through such offerings; our plans regarding expansion of our marketing initiatives and sales force; our international expansion plans; our plans regarding our kiosks and retail relationships; the impact of any revisions to our pricing strategy; our ability to manage and grow our business and execute our business strategy; our financial performance; our actions to stabilize our business in the U.S. consumer market including realigning our cost structure and revitalizing our go-to-market strategy; adverse trends in general economic conditions and the other factors described more fully in the company’s filings with the U.S. Securities and Exchange Commission (SEC), including the company’s annual report on Form 10-K for the year period ended December 31, 2010, which is on file with the SEC.  The company assumes no obligation to update the information in this communication, except as otherwise required by law.

Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Rosetta Stone Inc.
Investor Contact:	Media Contact:
Elizabeth Corse, 703-522-9965	Megan Richter, 703-522-9953
ecorse@rosettastone.com	mrichter@rosettastone.com

Source: Rosetta Stone Inc.